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                     June 8, 2021

       David Boris
       Co-Chief Executive Officer
       Forum Merger III Corporation
       1615 South Congress Avenue, Suite 103
       Delray Beach, Florida 33445

                                                        Re: Forum Merger III
Corporation
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 16,
2021
                                                            File No. 001-39457

       Dear Mr. Boris:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Jared Coppotelli